Exhibit 99.1

B&W Names Anthony S. Colatrella, Senior Vice President and Chief Financial Officer

CHARLOTTE, November 14, 2011 – The Babcock & Wilcox Company (NYSE: BWC) (“B&W” or the “Company”) announced today that Anthony S. “Tony” Colatrella has joined the Company as Senior Vice President and Chief Financial Officer. Colatrella replaces Michael S. Taff, who resigned from his position as Chief Financial Officer. Mr. Taff is expected to continue to serve under his consulting agreement on a temporary basis to assist Mr. Colatrella’s transition into his new position.

Colatrella, 56, has over 30 years of both private and public company financial experience. Most recently, Colatrella served as Chief Financial Officer of Momentive Performance Materials, a leading global manufacturer of silicones, from January 2009 to October 2010, when it was combined with another specialty chemical company in a $7.5 billion public merger.

Prior to joining Momentive Performance Materials, Colatrella held the position of Vice President and Chief Financial Officer of Paxar Corporation, a NYSE listed company. Previously, Mr. Colatrella held senior leadership positions at The Scotts Miracle-Gro Company and United Technologies Corporation, including responsibility for finance, accounting, treasury, general management, and strategy and corporate development.

Colatrella holds a master’s degree in finance from Xavier University, a bachelor’s degree from the University of Massachusetts and is a certified public accountant.

About B&W

The Babcock & Wilcox Company is a leader in advanced energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 12,000 people, in addition to approximately 10,000 joint venture employees. Please visit our website at www.babcock.com.

B&W Contact:

Michael P. Dickerson

Vice President and Investor Relations Officer

The Babcock & Wilcox Company

704-625-4944 investors@babcock.com